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STIBBE SIMONT MONAHAN DUHOT








                   ASSETS AND LIABILITIES TRANSFER AGREEMENT

                                 by and between

                         PLURIPHARM INTERNATIONAL B.V.

                                      and

                    HOUDSTERMAAATSCHAPPIJ SINGULTUS B.V. i.o.

                                      re.

                         PLURIPHARM INTERNATIONAL B.V.



                             STRICTLY CONFIDENTIAL





                                 4, July, 1997



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STIBBE SIMONT MONAHAN DUHOT



        TABLE OF CONTENTS

        Article 1 - Definitions...........................................   2

        Article 2 - Assets and Liabilities to be sold.....................   4

        Article 3 - Purchase Price........................................   8

        Article 4 - VAT...................................................   9

        Article 5 - Payment...............................................   9

        Article 6 - Signing...............................................  12

        Article 7 - Contracts.............................................  14

        Article 8 - Employees and Pensions................................  15

        Article 9 - Post Signing Obligations..............................  15

        Article 10 - Representations and warranties.......................  17

        Article 11 - Indemnity............................................  21

        Article 12 - Accounts.............................................  22

        Article 13 - Conditions precedent.................................  23

        Article 14 - Shareholders' Approval...............................  23

        Article 15 - Waiver of right to rescind this Agreement............  23

        Article 16 - Assignability........................................  24

        Article 17 - Statutory Names......................................  24

        Article 18 - Expenses and taxation................................  24

        Article 19 - Governing law, jurisdiction and notice...............  24

        Article 20 - Announcements........................................  25

        Article 21 - Confidentiality......................................  26

        Article 22 - Miscellaneous........................................  26



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STIBBE SIMONT MONAHAN DUHOT



                   ASSETS AND LIABILITIES TRANSFER AGREEMENT


THE UNDERSIGNED:

1. Pluripharm International B. V., a private company with limited liability existing and organised under the laws of the Netherlands, with registered office at Bevelandseweg 102-110, (1703 AX) Heerhugowaard, represented by Mutarestes B. V., which company will be represented by File B. V., which company will be represented by Mr. R. Veldman, hereinafter referred to as "Vendor";

and

2. Houdstermaatschappij Singultus B. V. i. o., a private company with limited liability in the process of being formed under the laws of the Netherlands, with office at Heerhugowaard, the Netherlands, represented by Stichting Administratiekantoor Hugo, which is represented by Mr. M. Rootring and Mr.
    T. van den Berg, hereinafter referred to as "Purchaser";

WHEREAS:

A. The Vendor carries on the business of wholesale of pharmaceutical products carried on at or from the Premises under the trade name Pluripharm International (the "Business").

B.  The Vender is a (indirectly) wholly owned subsidiary of EuroMed, Inc.

C. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business with effect from 1 July 1997 subject to the terms and conditions hereinafter appearing.


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                                      -2-                           4 July 1997



D. The Board of Directors of EuroMed, Inc. has approved the present transaction as evidenced by Annex 1 hereto;

E.      The directors of the Purchaser are familiar with the Business.



NOW IT IS HEREBY AGREED AS FOLLOWS:

Article 1 - Definitions

Wherever used in this Agreement the following expressions shall have the following meanings unless the context requires otherwise.

"Accounts"      :       the audited balance sheet of the Business as at
                        the Effective Date including a list on the value of Assets and Liabilities, per the Effective Date, prepared, audited and made up in accordance with generally accepted accounting principles in The
                        Netherlands and in accordance with the provisions of
                        article 12 of the Agreement;

"Agreement"     :       the present Assets and Liabilities Transfer
                        Agreement and the Schedules and Annexes thereto attached;

"Assets:        :       the Assets as described in article 2.1 some of
                        which are further specified in Schedules:

"Book Value"    :       the value if assets as determined in the Accounts;

"Business"      :       the business carried on by the Vendor as defined in
                        Consideration A;

"Contracts"     :       the entire benefit of customer contracts, commitments,
                        arrangements and orders of the Vendor relating to the Business which are wholly or

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                                      -3-                           4 July 1997

                         partly unperformed at the Effective Date, whether in writing or not in writing, individually each a "Contract";

"Effective Date"  :      1 July 1997, being the date from which the Business
                         shall be continued at the expenses and risk of the Purchaser and the date on which the Assets and Liabilities are transferred in the manner provided for in article 6;

"Employees"       :      all employees listed in Schedule 8.3.;

"Goodwill"        :      the Goodwill of the Business as calculated in
                         accordance with article 3.1.(f).

"Intellectual
Property Rights"  :      all intellectual property rights to which Vendor and
                         De Nieuwe Wereld B. V. are entitled, such as trademarks, patents, service marks, trade and business names, service marks, logos, copyrights, rights under licenses and rights of the same or similar nature in any part of the world (together with know-how, which is described in article 2.1(g);

"Liabilities"     :      any and all liabilities as described in article 2.2
                         and which are specifically mentioned in Schedule 2.2;

"Licences"        :      all licences, permits and exemptions (vergunningen,
                         vrijstellingen en ontheffingen) granted by the authorities to the Vendor, which are required to carry on the Business;

"Policies"        :      all current insurance and indemnity policies relating
                         to the Business and the Assets;

"Premises"        :      the soil and buildings used by the Vendor in relation
                         to the Business as described in article 2.1(a) hereof;
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                                      -4-                        4 July 1997


     "Purchase Price"   :     the purchase price for the sale and transfer
                              of the Business by the Vendor to the Purchaser as described in article 3 of the Agreement;

     "Receivables"      :     certain amounts payable to the Vender in
                              connection with the Business as at the Effective
                              Date together with all cheques, bills, notes and securities issued for the Receivables;

     "Shareholders'
      approval"         :     the resolution of the shareholders in EuroMed,
                              Inc. authorising the execution, delivery and performance of this Agreement and all related documents and agreements, certified by Mr. R.
                              Dahlson, as being true and correct, copy of the original thereof subject to no modifications or amendments;

     "Signing"          :     the undersigning of this Agreement;

     "Signing Date"     :     4 July 1997, being the date on which the Signing
                              takes place;

     "Stocks"           :     all stocks of goods including - but not limited to
                              - pharmaceutical products, auxiliary materials etc. printed matters and packaging etc., and work in progress, owned by the Vendor and used in the Business as at the Effective Date and located at the Premises or elsewhere;

     Article 2 - Assets and Liabilities to be sold

     2.1 The Vendor as legal and beneficial owner hereby sells, free from any charges and encumbrances of any nature whatsoever and the Purchaser hereby purchases as a going concern with effect from the Effective Date the Business as a going concern together with the properties and assets, comprising of, but not limited to, the following Assets:

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                                      -5-                           4 July 1997

                (a) the rights and obligations arising from the rental agreements regarding the premises at Bevelandseweg, Heerhugowaard, being the following rental agreements:

                        - between De Stichting S.M.T. and Pluripharm dated May 1990 with regard to Bevelandseweg 94;

                        - between Stichting S.M.T. and Pluripharm, dated 15 March 1995 with regard to Bevelandseweg 96;

                        - between Stichting S.M.T. and Pluripharm, dated May 1990 with regard to Bevelandseweg 102;

                        - between Stichting S.M.T. and Pluripharm, undated with regard to Bevelandseweg 104;

                        - between Stichting S.M.T. and Pluripharm, dated 25 November 1988 with regard to Bevelandseweg 110;

                        - and in addition any rental agreement in relation to Bevelandseweg 80a and 98.

                (b) all inventory, included but not limited to office furniture, racks, storage bins, fixtures, equipment, (excluding the automation systems with accompanying hard- and software, which are described hereunder in article 2.1(n)), supplies, telephone system, inventory, which are in or on the Premises, irrespectively of whether being considered as moveables or immoveables (for the purpose of the calculation of the Purchase Price this shall be "Component A");

                (c)     the rights and obligations arising from the Contracts;

                (d) the Goodwill of the Business (for the purpose of the calculation of the Purchase Price this shall be "Component F");
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STIBBE SIMONT MONAHAN DUHOT

                                      -6-                            4 July 1997

                (e)     the "Intellectual Property Rights" as defined in article
                        1;

                (f) the Stocks, as defined in article 1 (for the purpose of the calculation of the Purchase Price this shall be "Component D");

                (g) all know-how being all information not present in the public domain owned by the Vendor or used or required to be used by the Vendor in, or in connection with, the Business held in any form (including without limitation, that comprised in or derived from drawings, data, formulae, specifications, instructions, manuals, brochures, catalogues and process descriptions);

                (h) the benefit of any sum to which the Vendor is entitled either from third parties or insurers in respect of damage or injury to property and assets agreed to be sold and purchased hereunder, including all Receivables (for the purpose of the calculation of the Purchase Price the balance of this item, decreased with the balance of the payables mentioned in article 2.2 shall be "Component C");

                (i) all other property and assets owned by the Vendor and used in connection with the Business;

                (j)     cash in hand and at bank account numbers 47.161.60.744,
                        61.52.64.506 and 61.90.84.294 of Pluripharm and
                        43.68.25.619 of De Nieuwe Wereld B.V. (for the purpose of the calculation of the Purchase Price this shall be "Component E");
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STIBBE SIMONT MONAHAN DUHOT
                                   -7-                              4 July 1997


          (k) administration, documents, bank documents, accounts, other documentation, information with respect to the Business;

          (l)  the Licences;

          (n) all computer-equipment and -programs including the rights and obligations arising from all automation-related agreements with third parties, such as suppliers of software (for the purpose of the calculation of the Purchase Price this shall be "Component B");

          (o)  all employees pertaining to the Business as specified in Schedule
               8.3 hereto.

2.2 The Purchaser assumes from the Vendor no Liabilities other than the payables, as explicitly listed on a list attached hereto as Schedule
          2.2 which Schedule will be co-signed by Mr. M. Rootring.

2.3 Notwithstanding the Signing Date the parties agree that the Business is transferred with effect as between the parties from the Effective Date. Therefore, all income and expenditure/expenses of the Business before the Effective Date are for the benefit of and shall be borne by Vendor.

2.4 The Purchaser will indemnify the Vendor for all obligations arising from the business of De Nieuwe Wereld B. V (in particular the obligations to pay the rebates ("kortingen")) if these obligations have their origin in the period before 2 June, 1997.
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STIBBE SIMONT MONAHAN DUHOT

                                    - 8 -                            4 July 1997


Article 3 - Purchase Price

3.1 The Parties have agreed that the Purchase Price for the Business shall be the sum of:

    (a)     Component A:     The Book Value as at the Effective Date;

    (b)     Component B:     The Book Value as at the Effective Date;

    (c)     Component C:     The Book Value as the Effective Date of
                             outstanding claims (including rebates) on customers set off against the outstanding payments to suppliers;

    (d)     Component D:     The Book Value of the Stock as described in the
                             computer-administration of Vendor on 30 June 1997 on 19.00 hrs. (including payment - and other rebates);

    (e)     Component G:     The balance of both bank accounts on due date 1
                             July 1997 including correction of
                             interest-payments etc.;

    and
    (f)     Component F:     the balance of:
                             NLG 3,000,000 (three million Dutch Guilders) on the assumption that the net profit after tax of Vendor over the period as of 1 January, 1997 until 30 June, 1997 will be NLG 200,000.

    If the net profit after tax will be less than NLG 200,000 the goodwill amount of NLG 3,000,000 will be increased on a guilder for guilder basis.
    If the net profit after tax will be more than NLG 200,000 the goodwill amount of NLG 3,000,000 will be decreased on a guilder for guilder basis.
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                                    - 9 -                            4 July 1997


    3.2 The Book Value of Components A, B, C, D and E to be paid to Vendor by Purchaser pursuant to article 3.1 above, shall be determined in the Accounts, in accordance with generally accepted accounting principles in the Netherlands, and as consistent with the policies and conventions currently applied by Vendor.

    3.3 The Purchaser will pay the Purchase Price in the manner as provided in article 5.

    Article 4 - VAT

    Since the present agreement concerns the transfer of a business enterprise, the parties confirm that in The Netherlands no value added tax (BTW) shall be payable on the purchase price pursuant to Section 31 of the Value Added Tax Act (Wet op de omzetbelasting 1968).

    Should nevertheless according to the competent tax authorities, value added tax be payable by the Purchaser, other than of what the parties hereto assume, the Purchase Price will be deemed to exclude such value added tax. Therefore, Purchaser will pay Vendor upon its request such value added tax if Vendor supplies relevant documents from which the obligation to pay such value added tax appears.

    Article 5 - Payment

    5.1     The Purchaser will pay to the Vendor the Purchase Price as follows:

            I.a.     a first instalment of 90% of the sum of Components A, B,
                     C, D and E will be paid, upon receipt by Purchaser of the computer-administration of Vendor evidencing the estimate Book value of Components A,
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                                   - 10 -                            4 July 1997


                     B, C, D and E, as shown from the computer-administration of Vendor (i.e. NLG 2,791,380.00), within one (1) day after receipt of the computer-administration which will be issued on the Effective Date, by telephonic transfer to the bank account which will assigned by the Vendor; and

             I.b. a second instalment which contains the difference between on the one hand the Book Value of the Components A, B, C, D and E as at the Effective Date appearing from the joint statement which is drafted in accordance with article 12 hereof, and on the other hand the amount of the first instalment as mentioned in article 5.1.(I)(a) hereof. The second instalment will be paid within three (3) days after receipt of the Accounts, by telephonic transfer to the bank account which will assigned by the Vendor; and

            II.      Component F will be paid in two installments as follows:

                     a. NLG 2,000,000 (two million Dutch guilders) at the Signing Date by telephonic transfer to the bank account which will be assigned by the Vendor.

                     b.      The balance of:

                             (i) the value of Component F, as determined in accordance with article 3.1.(f),

                             minus

                             (ii)     NLG 2,000,000 (two million Dutch
                                      Guilders), which amount has been paid
                                      under article 5.1.II.a.
                             shall be paid upon receipt by Purchaser of (i) the Accounts and (ii) the Shareholders' Approval,
                             within three (3) days after receipt of both the Accounts and Shareholders' Approval,
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                                   - 11 -                            4 July 1997


                                      and subject to article 5.2, by telephonic transfer to a bank account which will be assigned by the Vendor.

    5.2     The remaining amount of the Purchase Price as mentioned under article 5.1. (II) . (b) shall be reduced with the following amounts in the aggregate in case Purchaser has not received the Shareholders' Approval:

            before  1  September 1997:  NLG  75,000
            before  1  October 1997  :  NLG  75,000
            before  1  November 1997 :  NLG 275,000
            before  1  December 1997 :  NLG 200,000
            before  1  January 1998  :  NLG 200,000
            before  1  February 1998 :  NLG 175,000

            If the actual amount of the second instalment of Component F (according to the balance of article 5.1.II.b) will be less than the amount of the escrow account (see article 5.4) than the Vendor will pay the difference to the Purchaser. If the afore mentioned amount of the second instalment of Component F will be more than the amount of the escrow account than the Purchaser will pay the difference to the Vendor. Such payment will occur at the latest on 15 February, 1998.

    5.3 In the event of the Vendor being in breach of or in default of this Agreement, and such breach or default not being remedied within thirty (30) days after receipt of written notice from the Purchaser specifying the nature of the breach or default, the Purchaser may
            (i) in case Vendor recognizes such claim set-off its claim against the remaining amount of the Purchase Price as mentioned under article 5.II.(b). or (ii) in case Vendor disputes such claim, deposit the amount of the disputed claim with a civil law notary, awaiting the outcome of
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                                   - 12 -                            4 July 1997


            the disputed claim. The amount of the escrow account as mentioned in article 5.4 will be deducted with the amount of the disputed claim.

    5.4 As security for payment of the remaining amount of the Purchase Price as mentioned under article 5.1.(II).(b). Purchaser will open on Monday 7 July, 1997 an escrow account at Mees Pierson in the name of the Vendor for the amount of NLG 1,000,000 (one million Dutch Guilders). It is being understood that the Vendor is not entitled to the surplus in case the amount of the escrow account exceeds the remaining amount of the Purchase Price as mentioned under article 5.1.(II).(b).

    Article 6 - Signing

    6.1 The Signing shall take place at the offices of Stibbe Simont Monahan Duhot, Strawinskylaan 2001, Amsterdam on Signing Date.

            On or before the Effective Date the following actions shall be taken:

            (a) the Vendor shall give possession to the Purchaser of the Assets and of all other tangible property hereby sold which are transferable by delivery and by giving access to the spaces where the Assets are, as well as by handing over the keys; as far as the Assets are held by a third party for the Vendor, the Vendor will transfer the Assets by notifying, on behalf of the Purchaser as well, the third party that the third party holds from Signing Date the Assets for the benefit of the Purchaser;


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                                   - 13 -                            4 July 1997


                (b) the Vendor and the Purchaser will to their best efforts transfer the rights and the obligations arising from the Contracts;

                (c) the Vendor and the Purchaser will transfer the Receivables as well as the benefit of any sum to which the Vendor is entitled as referred to in article 2.1.
                        (h) by the notification of the assigned debtor by the vendor;

                (d) the Purchaser will assume from the Vendor the Liabilities as referred to in Schedule 2.2 by obtaining consent of the creditor of the Payables;

                (e) the Vendor to its best efforts shall produce written evidence that the relevant insurance companies will cooperate in respect of the transfer of reserves and other arrangements with the Vendor and with third parties in respect of pension, early retirement and other employee related arrangements;

                (f) the Vendor shall deliver to the Purchaser all books, records and data relating to the Business, including but not limited to complete and accurate files concerning the Employees, all past and present customers and suppliers and other business contacts and a list with Policies. The Vendor or its duly authorised agent will be entitled to consult the relevant books, records and data relating to the Business applying to the period until the Effective Date after notifying the Purchaser that such consult is required by governmental authorities;

                (g) the Vendor will assign and transfer to the Purchaser as indicated by the Purchaser and in the

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                                      -14-                         4 July 1997




                manner to be agreed on with the bank(s), all bank accounts prior to Signing operated in the name of the Vendor in connection with the Business;

        (h)     the Vendor shall transfer to the Purchaser the Licences;

6.2 Vendor shall in general do all such things which are necessary or appropriate in order to transfer the Business in accordance with any and all legal requirements and in accordance with this Agreement.

6.3 The Purchaser shall not be obliged to fulfil its obligations under this Agreement unless the Vendor complies fully with its obligations under
        Article 6.1.


Article 7 - Contracts

7.1 If the consent of the other party has not been obtained, (in respect of the transfer mentioned in article 6.1.(b)) then the following provisions shall apply:

        (a) both before and after Signing the parties shall use their respective best endeavours to obtain the consent of the other party to the assignment of the Contract;

        (b) until the consent is obtained, the Vendor shall do all such acts and things as the Purchaser may reasonably require to enable due performance of the Contract and to provide for the Purchasers' benefit of the Contract (including, upon the instruction and at the cost of Purchaser, enforcement of any right of the Vendor against the other party to the Contract);
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STIBBE SIMONT MONAHAN DUHOT

                                      -15-                          4 July 1997


7.2 The Vendor shall indemnify the Purchaser against all losses, liabilities and costs which the Purchaser may incur arising out of, or as a consequence of the performance of the Vendors' obligations under each Contract to the extent that (i) such loss, liability or cost is attributable to any act, default or omission of the Vendor and (ii) such loss, liability or cost has its origin in the period as of 2 June, 1997 until the Effective Date.

Article 8 - Employees and Pensions

8.1 The Purchaser will forthwith notify the Employees that all the employment agreements that are in force on Signing Date will continue to be in force between the Purchaser, as the case may be, and the respective Employees as from the Effective Date in accordance with Articles 662, 663 and 666 of Book 7 of the Dutch Civil Code, as far as Employees in the Netherlands are concerned.

8.2 The Vendor shall procure the transfer of reserves and other arrangements with the Vendor and with third parties in respect of pension, early retirement and other employee related arrangements, including but not limited to bonuses, holiday allowance, holidays accrued but not taken up, specified in Schedule 8.2 hereto to be effected as set out in such Schedule 8.2 on Signing. With respect to the built-up proportional pension rights of the Employees arising from
        Article 8 of the Pensions and Savings Funds Act as per Signing Date, the Vendor guarantees that these rights have fully funded and, if this is not (yet) the case, that it will take full and immediate responsibility for any current funding obligations relating to these pension rights as per Effective Date.

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STIBBE SIMONT MONAHAN DUHOT
                                      -16-                        4 July 1997


8.3 The Vendor represents and warrants that neither on the Signing Date nor on the Effective Date no other Employees are employed by the Vendor within the Business than those listed in Schedule 8.3

Article 9 - Post Signing Obligations

9.1 As from Signing until title in the Assets has effectively been vested in the Purchaser, the Vendor shall hold the Assets for the benefit of the Purchaser.

9.2 The Vendor shall keep in force the Policies for 90 days after the Signing (or as may be extended in accordance with Article 6) and shall add the Purchaser, as loss payee under the Policies. The Purchaser shall pay to the Vendor the proportion of the insurance premiums attributable from the period from Signing until the cancellation of cover under the Policies at the request of the Purchaser.

9.3 Each party shall forthwith pass to the other any payment, notice, correspondence, information or enquiry in relation to the Business or the Assets or any other assets which it receives after Signing, and which properly belongs to the other.

9.4 The Purchaser will satisfy the Liabilities as and when they fall due and generally in accordance with the business practice of Vendor provided that they are listed in Schedule 2.2.

9.5 At or as soon as practicable after Signing the parties shall, at the option of Purchaser, send a joint letter in agreed form to each customer, client and supplier of the Business, advising it of the purchase of the Business by the Purchaser. Each party will use its best


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STIBBE SIMONT MONAHAN DUHOT
                                      -17-                          4 July 1997


        endeavours to ensure the other party's amicable relationship with common customers and will do nothing to adversely effect such relationship.

9.6 For a period of up to one year after Signing the Vendor shall give to the Purchaser such information and assistance as the Purchaser may reasonably require relating to the Business.

9.7 The Purchaser will keep available for tax purposes to the Vendor for a period of ten years after Signing, all such books and records as the Vendor will indicate to the Purchaser.

Article 10 - Representations and warranties

10.1 The Vendor represents and warrants to the Purchaser that each of the statements contained in articles 10.3 to 10.11 of the Agreement is true, complete and accurate in all respects and not misleading on the date hereof and will be so on the Effective Date and that after Signing the same shall remain in full force as representations and warranties.

10.2    Each of the representations and warranties contained in articles 10.5 to
        10.11 of the Agreement shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference or inference from any other provision of this Agreement or any other such representation or warranty or any disclosure relating to any such term or said representation or warranty.

10.3    Incorporation and existence
        The Vendor is a company duly incorporated and validly existing according to the laws of The Netherlands.

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STIBBE SIMONT MONAHAN DUHOT
                                      -18-                           4 July 1997




10.4    Power and authority

        (a) The Vendor has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all the documents which are to be executed at Signing Date thereafter;

        (b) The Vendor has the legal right and full power and authority to carry on the Business.

        (c) Vendor represents that the actions mentioned under 10.4(a) above are not and will not be in breach of any Court order or injunction against Vendor (including all legal proceedings pending in the United States of America) and cannot be reversed by any Court order or injunction against vendor.

10.5    Corporate action

        All corporate action required by the Vendor validly and duly authorise the execution and delivery of, and to exercise its rights and perform its obligations under this Agreement and all other documents which are to be executed at or after Signing has been duly taken.

10.6    Binding agreements

        This Agreement constitutes, and the documents which are to be executed at or after Signing when executed will constitute, valid and binding agreements of the Vendor enforceable in accordance with their respective terms.

10.7    Information

        All information which has been given by, or on behalf of, the Vendor, directly or indirectly, to the Purchaser before and during the negotiations leading to this Agreement is true, complete and accurate in all respects and not misleading in any respect.

10.8    Changes since 2 June 1997

STIBBE SIMONT MONAHAN DUHOT

                                     -19-                            4 July 1997



                Since 2 June 1997

                (a) to Vendors' best knowledge the Business has been carried on in the ordinary and usual course without interruption, in the same manner (including without limitation, nature and scope) as in the prior period of that year and so as to maintain the Business as a going concern;

                (b) to Vendors' best knowledge there has been no adverse change in the financial or trading position or prospects or the Business;

                (c) to Vendor's best knowledge the Vendor has not, other than in the ordinary and usual course of the Business:

                                (i) acquired or disposed of, or agreed to acquire or dispose of, any asset; or

                                (ii) assumed or incurred, or agreed to assume or incur, any liability, expenditure or obligation;

                (d) the Vendor has not made, or agreed to make, any capital expenditure exceeding NLG 25,000 in the aggregate or incurred, or agreed to incur, any commitments involving capital expenditure exceeding NLG 25,000 in the aggregate;

                (e) to Vendors' best knowledge the Business has not been materially and adversely affected by the termination, or any change in the terms, of any important agreement or by the loss of any customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Vendors are not aware of any facts which are likely to give rise to any such affects;

                (f) the Vendor did not change the capital of the Vendor, nor were any dividends distributed;

                (g) to Vendors' best knowledge no new employees have been hired or employment contracts have been entered into, and no employment contracts have been

STIBBE SIMONT MONAHAN DUHOT

                                      -20-                      4 July 1997


                terminated; no employees have made any claims against the Company or threatened to make claims against the Company.

10.9    Assets

        The Assets are:

        (a) legally and beneficially owned by the Vendor free from any pledge, charge or encumbrance;

        (b) where capable of possession, in the possession or under the control of the Vendors;

        (c)     situated in The Netherlands; and

        (d) comprise all the assets necessary or desirable for the Purchasers to carry on, fully and effectively, the Business.

10.10   Insolvency

        (a) No order has been made or petition presented or resolution passed for the bankruptcy or winding up of any of the Vendors or for granting suspension of payments ("surseance van betaling");

        (b) No voluntary arrangement or general compromise with the Vendors' creditors have been proposed or agreed to;

        (c)     The Vendors have not stopped paying its debts as they fall due;

        (d)     No attachment ("beslag") has been made on any of the Assets;

10.11   Judgements and Court orders

        As of 2 June, 1997 until the Effective Date, there is no unfulfilled or unsatisfied judgment or Court order outstanding against the Vendor or, in relation to the Business or the transfer thereof, against any of its

STIBBE SIMONT MONAHAN DUHOT

                                      -21-                           4 July 1997


                group companies (save the legal proceedings pending in the United States of America).

        Article 11 - Indemnity

        11.1 The Vendor, EuroMed, Inc., EuroMed B.V. and Mutarestes B.V. shall defend, indemnify and hold harmless the Purchaser and its directors, officers, shareholders, successors and assigns from and against any and all damages, losses, liabilities, claims, costs and expenses, whether or not involving a claim of a third party, in connection with or resulting directly or indirectly from, under or with respect to:

                (a) any misrepresentation, breach of warranty or nonfulfilment of any covenant, indemnity, undertaking or agreement on the part of the Vendor contained in this Agreement or any Schedule hereto;

                (b) any and all actions, suits, proceedings, demands, assessments or judgements, costs or expenses (including, but not limited to, legal and other adviser's fees) related to paragraph (a).

        11.2 The Vendor shall make or procure to be made available to the Purchaser or their duly authorised agents, all relevant books or accounts, correspondence necessary for the purpose of enabling the Purchaser to ascertain or extract any information which might be relevant to any claim as referred to in article 11.1.

        11.3 The Vendor's obligation to indemnify and hold harmless the Purchaser will (i) end on 1 July 2002 with respect to tax claims and on 1 July 1998 with respect to all other claims, unless, at that moment the Purchaser or

STIBBE SIMONT MONAHAN DUHOT

                                      -22-                           4 July 1997


                its assignee will have notified the Vendor of a claim hereunder and will (ii) not apply if the aggregate of any claims hereunder is less than NLG 50,000 (fifty thousand Dutch Guilders). It is being understood that, if the aggregate of claims exceeds such threshold, the Purchaser may claim the full amount of their damages, losses, liabilities, costs and expenses. An individual claim which is less than NLG 1,000 (one thousand Dutch Guilders) cannot be claimed by either party.

        11.4 The liability of Vendor, EuroMed, Inc., EuroMed Europe B.V. and Mutarestes B.V. with respect to the obligations, representations and warranties arising from this Agreement is limited to an amount of NLG 3,000,000. This limitation will not apply to Vendors' representation set forth in article 10.4 under (c).

        11.5 As far as the period before 2 June, 1997 is concerned, the Vendor gives no guarantees on compliance with the Act of the Pharmaceuticals ("Wet op de Geneesmiddelen") with respect to the Business.

        Article 12 - Accounts

        12.1 The Accounts show a true and fair view of the turnover assets, liabilities, and the state of affairs of the Business as at the Effective Date, and of the profits and losses of the Vendor for the period commencing on 1 January 1997 and ending on the Effective Date.

        12.2 The Accounts will be prepared by the accounting firm of the Purchaser, Deloitte & Touche, in conjunction with the accounting firm of the Vendor, Paardekooper & Hoffman, in accordance with generally accepted accounting principles in the Netherlands, and as consistent

STIBBE SIMONT MONAHAN DUHOT

                                      -23-                      4 July 1997




        with the policies and conventions currently applied by Vendor. No later than one month after the Effective Date, the abovementioned accounting firms shall deliver to the Parties joint statement of the value of the above Components A, B, C, D and E as at the Effective Date. If the abovementioned accounting firms or the Parties are unable to reach an agreement with respect to this statement, the abovementioned accounting firms shall, by mutual agreement, select a third accounting firm that is well known and enjoys a good reputation in The Netherlands, to prepare a statement, within ten (10) business days or receiving the request to do so. The Vendor and Purchaser agree to be bound by the statement prepared by such third accounting firm. Each party shall bear the costs of its own auditor. In the event of the appointment of a third accounting firm, pursuant to this article, all expenses related thereto shall be borne equally to the parties.


Article 13 - Conditions precedent

Prior to Signing, as a condition precedent to the Signing, Vendor shall deliver to Purchaser a legal opinion of Mr. R. Dahlson, counsel to EuroMed, Inc. and Vendor, confirming that the Assets can be sold by Vendor legally and inviolably, irrespective of claims of third party and without the Shareholder's Approval.


Article 14 Shareholders' Approval

On or as soon as possible after the Signing Date, and notwithstanding article
5.2 of this Agreement, Purchaser shall receive the Shareholders' Approval.

STIBBE SIMONT MONAHAN DUHOT

                                      -24-                          4 July 1997



Article 15 - Waiver of the right to rescind this Agreement.

The Parties waive their rights under the Dutch Civil Code ("Burgerlijk Wetboek") to recsind this Agreement.

Article 16 - Assignability

None of the parties hereto may assign any of its rights or obligations pursuant hereto, without the prior written consent of the other parties hereto which shall not be unreasonably withheld.

Article 17   Statutory Names

The Vendor and De Nieuwe Wereld B. V. will change their statutory names within two months as of the Effective Date. The Vendor and De Nieuwe Wereld B. V. are not entitled to use the names "Pluripharm" and "De Nieuwe Wereld" as of the Effective Date in any way and each use thereof will be considered as an infringement of the Intellectual Property Rights.

Article 18 - Expenses and taxation

Except as otherwise expressly provided herein, the Vendor and the Purchaser respectively shall each themselves pay and be responsible for all costs and expenses (including, but not limited to legal, fiscal and auditing (advice) costs) incurred by them in the negotiation and preparation of this Agreement and in or as a consequence of completing and carrying out the transaction contemplated hereby. It is being understood that the abovementioned costs and expenses cannot be deducted from the results of the Business.

STIBBLE SIMONT MONAHAN DUHOT

                                      -25-                    4 JULY 1997

Article 19 - Governing law, jurisdiction and notice

  19.1 This Agreement and all Annexes and Schedules hereto shall be governed by and construed in accordance with the laws of The Netherlands and all disputes arising in connection herewith that cannot be amicably settled shall be exclusively submitted to the District Court (Arrondissementsrechtbank) of Amsterdam, notwithstanding appeal (hoger beroep) and cassation (cassatie).

  19.2 Any notice or other communication required to be given or made under this Agreement shall be in writing to the following address:

          If to the Vendor:
          Wilhelminakanaal-Noord 6
          4902 VR OOSTERHOUT (NBR)

          with a copy to:
          Boekel de Neree
          Attn. M. Deckers, Esq.
          P.O. Box 2508
          1000 CM AMSTERDAM

          If to the Purchaser:
          Bevelandseweg 102-110
          1703 AX HEERHUGOWAARD

          with a copy to:
          Nieuwe Gracht 70
          3512 LV UTRECHT

          A party may change its address for the purpose of this Agreement by giving notice of such change to the others pursuant to the provisions of this paragraph. Any notice shall be sent by registered mail and shall be deemed to

STIBBE SIMONT MONAHAN DUHOT

                                     - 26 -                  4 July 1997


        have been received by the party to whom it was sent at the end of the day shown as the day of receipt on the return receipt sent with the same.

Article 20 - Announcements

All announcements to the press or to the public, customers and suppliers concerning the sale of the Business shall be in a form agreed between the parties.

Article 21 - Confidentiality

Except where required by law or applicable regulations (such as the USA securities laws) the parties will not at any time hereafter divulge or communicate to any person other than the officers or employes of the Purchaser or the tax authorities or on the instructions of the Purchaser any confidential information concerning the Business, or the accounts, finance or contractual arrangements or other dealings, transactions or affairs of or concerning the Business or which may come to their knowledge and they will use their best endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

Article 22 - Miscellaneous

22.1 All Schedules to this Agreement form an integral part hereof. All terms defined in this Agreement and used in any Schedules hereto as capitalised items shall have the same meaning therein as herein, unless otherwise provided in such Schedules.

22.2 The invalidity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of the remainder. The Vendor and the Purchaser will amend the Agreement now for then by

STIBBE SIMONT MONAHAN DUHOT
                                      -27-                          4 July 1997

                    mutual agreement and in accordance with the intention of the Agreement, in such way that the non-binding clauses will be replaced by clauses that differ as less as possible of the non-binding clauses.

          22.3 This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matters contained herein and any preceding or concurrent oral or written agreements are hereby superseded. This Agreement may only be amended by an instrument in writing duly signed for and on behalf of each of the parties hereto.

          Thus agreed and signed in Amsterdam 4 original copies on 4 July, 1997.


          /s/ W. L. VELDMAN
          --------------------------
          Vendor

          /s/ [ILLEGIBLE]
          --------------------------
          Purchaser


          For agreement with article 11.1:


          /s/ A. F. HINNEN
          ---------------------------
          EuroMed, Inc.

          /s/ A. F. HINNEN
          ---------------------------
          EuroMed Europe B.V.

          /s/ W. L. VELDMAN
          ---------------------------
          Mutarestes B.V.


          For agreement with article 17:


          /s/ W. L. VELDMAN
          ---------------------------
          De Nieuwe Wereld B.V.